Exhibit 4.76

Loan Agreement

Contract No. :2014-MSDY-14-2

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Minsheng Bank

Signing Date : February 26, 2014

Loan Amount : RMB150,000,000

Length of maturity : From February 28, 2104 to August 28, 2104

Use of Loan : Working capital turn over

Loan Interest : 7.80%

Debt Note:	Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : August 28, 2014
Draft Amount: RMB150,000,000

Withdrawal Amount : RMB150,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : August 28, 2104

Loan Guarantee : Guaranty of Pledge

- Hebei Chuanglian Finance Leasing Co., Ltd make pledge account receivable to China Minsheng Trust Co.,Ltd, with the contract no. 2014-MSDY-14-3.